For the semi-annual period ended February 29, 2012
File number 811-04864
Prudential Investment Portfolios 7



SUB-ITEM 77I
New or Amended Share Classes


       The Board of Trustees
has authorized the issuance a
new class of shares for the
Prudential Jennison Value Fund,
designated as Class Q. Class Q shares are not subject to any Rule 12b-1 fees and are not subject to an initial or contingent deferred sales charge.
The new class is expected to be offered to a limited group of eligible investors on or about
October 31, 2011.